Exhibit 23.4

Consent of Independent Certified Public Accountants

NorthStar Healthcare Income, Inc.
New York, New York

We hereby consent to the incorporation by reference in this Registration Statement of our report dated March 28, 2014, relating to the financial statements of Five Long Island Properties, LLC included in the Current Report on Form 8-K/A of NorthStar Healthcare Income, Inc. filed with the Securities and Exchange Commission on October 2, 2014, which is incorporated by reference in this Post-Effective Amendment No. 10 to the Registration Statement on Form S-11 (File No. 333-170802). We also consent to the reference to us under the caption “Experts” in the Registration Statement.

/s/ Cerini & Associates, LLP
Cerini & Associates, LLP
Bohemia, New York
October 17, 2014